Exhibit 4.10

THIS INSTRUMENT HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”). THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR UPON RECEIPT BY THE COMPANY OF AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED UNDER THE ACT.

[FORM OF]

SENIOR SECURED PROMISSORY NOTE

$[---]	Date of Issuance June 23, 2021

FOR VALUE RECEIVED, SOS HYDRATION INC., a California corporation (the “Company”), hereby promises to pay to the order of [---] (together with its permitted successors and assigns, hereinafter referred to as the “Holder”), the principal sum of [---] ($[---]) together with interest thereon from the date of this note (this “Note”). Interest shall accrue on the unpaid principal balance of this Note at an aggregate rate of twelve percent (12%) per annum (with a minimum of one year of interest) from the Closing Date, of which interest at the rate of ten percent (10%) per annum shall accrue from the Closing Date and be paid to Holder within ten (10) days of the first day of each calendar month until this Note is paid in full (“Monthly Interest”) and (ii) interest at the rate of two percent (2%) shall accrue from the Closing Date, compound annually, and be due and payable in arrears to the Holder on the Maturity Date (as defined below) (the “Deferred Interest” and together with the Monthly Interest, the “Total Interest”). This Note is issued pursuant to that certain Subscription Agreement of even date herewith, by and between the Company and the other parties thereto (the “Subscription Agreement”), and capitalized terms not defined herein will have the meanings set forth in the Subscription Agreement. The Note is secured pursuant to the terms of a Security Agreement (the “Security Agreement”).

1.              Payment. All payments will be made in lawful money of the United States of America by same day wire transfer of immediately available funds to an account designated by Holder in writing to the Company at least five (5) Business Days prior to the date of any payment. Payment will be credited first to accrued interest due and payable, with any remainder applied to principal. The principal and interest may be prepaid as provided in the Subscription Agreement.

2.                  Maturity Date. Unless prepaid as provided in the Subscription Agreement, the aggregate unpaid principal amount of this Note, plus all accrued and unpaid Total Interest thereon, and all other amounts payable under this Note shall be due and payable on the earlier of: (a) June 23, 2023,

(b) the closing of a Qualified Subsequent Financing, and (c) the closing of an IPO (any such date, the “Maturity Date”). The parties may extend the Maturity Date by written agreement.

3.                Security. This Note is a general secured obligation of the Company, as set forth in the Security Agreement.

4.              Remedies. If any Event of Default occurs and continues for a period of (a) fifteen (15) days, in the case of an Economic Default, or (b) fifty (50) days, in the case of a Non-Economic Default, after written notice thereof given by the Holder to the Company, then the Holder shall, by written election, elect to either (i) declare the Note immediately due and payable, or (ii) continue to hold the Note with the rate of Total Interest increased by 6% (from 12% to 18%), which includes an increase from 10% to 13% for the Monthly Interest and an increase from 2% to 5% for the Deferred Interest, for so long as the Event of Default shall remain uncured.

5.              Amendments and Waivers; Resolutions of Dispute; Notice. The amendment or waiver of any term of this Note, the resolution of any controversy or claim arising out of or relating to this Note, and the provision of notice between the Company and the Holder will be governed by the terms of the Subscription Agreement.

6.              Successors and Assigns. This Note applies to, inures to the benefit of, and binds the respective successors and assigns of the parties hereto. Any transfer of this Note may be affected only pursuant to the Subscription Agreement and by surrender of this Note to the Company and reissuance of a new note to the transferee.

7.              Limitation on Interest. In no event will any interest charged, collected, or reserved under this Note exceed the maximum rate then permitted by applicable law, and if any payment made by the Company under this Note exceeds such maximum rate, then such excess sum will be credited by the Holder as a payment of principal.

8.              Governing Law. This Note will be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of California or any other jurisdiction).

9.              Approval. The Company hereby represents that Company’s execution of this Note has been duly approved based upon a reasonable belief that the principal provided hereunder is appropriate for the Company after reasonable inquiry concerning the Company’s financing objectives and financial situation. In addition, the Company hereby represents that it intends to use the principal of this Note primarily for the operations of its business, and not for any personal, family, or household purpose or for the repayment of any other debt.

NOTWITHSTANDING ANYTHING TO THE CONTRARY SET FORTH HEREIN, THIS NOTE AND THE RIGHTS AND OBLIGATIONS EVIDENCED HEREBY AND RIGHT TO PAYMENTS HEREUNDER ARE SENIOR IN ALL RESPECTS AND SHALL BE SUBJECT TO ALL PROVISIONS OF THE SUBSCRIPTION AGREEMENT, OF WHICH SECTION 7 IS INCORPORATED HEREIN BY THIS REFERENCE, AND TO THE EXTENT OF ANY CONFLICT OR INCONSISTENCY, THE PROVISIONS OF THE SUBSCRIPTION AGREEMENT SHALL CONTROL.

[Signature Page Follows]

The undersigned expressly waives any presentment, demand, protest, notice of default, notice of intention to accelerate, notice of acceleration or notice of any other kind except as expressly provided in the Subscription Agreement.

SOS HYDRATION INC.

By: _____________

Name: James Mayo

Title: Chief Executive Officer

AGREED AND ACKNOWLEDGED:

HOLDER:

Name:

Schedule of purchasers

Purchaser Name and Address	Principal Amount of Senior Secured Note and Consideration to be Paid:	Number of Warrant Shares	Exercise Price
Victor Henry David Trione	$100,000	27,944	$2.86
Bali Venture Partners, LLC	$300,000	83,832	$2.86
Park Family Trust Est. Aug 29, 2012	$50,000	13,972	$2.86
Istvan Elek	$50,000	13,972	$2.86
Rowland W. Day II and Jaimie D. Day Family Trust U/D/T April 13, 1990	$50,000	13,972	$2.86
SMEA2Z LLC	$50,000	13,972	$2.86
Mark A. Manzo Jr.	$100,000	27,944	$2.86
Amanda Caron Richie	$100,000	27,944	$2.86
Ray Jaye	$100,000	27,944	$2.86
Solyco CAC LLC	$100,000	27,944	$2.86
Norman A. & Susan L. Pappas Family Support Foundation	$100,000	27,944	$2.86
TOTALS	$1,100,000	307,385